Exhibit 99.1

THORNBURG MORTGAGE ANNOUNCES CHANGE OF

SECOND QUARTER DIVIDEND PAYMENT DATE TO

SEPTEMBER 17

SANTA FE, N.M., August 14, 2007 — Thornburg Mortgage, Inc. (NYSE: TMA), a leading single-family prime residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market, announced today that its Board of Directors has rescheduled the payment date of the company’s second quarter common dividend of $0.68 per share to September 17, 2007. By September 17, the company will receive its scheduled monthly mortgage payments for August and will have had more opportunity to manage through this difficult environment. The dividend was originally scheduled to be paid on August 15, 2007 to shareholders of record on August 3, 2007, as previously noted in the company’s second quarter earnings announcement on July 19, 2007.

The Board of Directors said it took this action in response to significant disruptions in the mortgage market which resulted in the sudden and unprecedented decline in the market prices of its AAA-rated mortgage securities that began on August 9, 2007 and subsequent increase in margin calls related to its repurchase agreement financings on those securities. There have also been disruptions in the company’s ability to fund its mortgage assets in the commercial paper and the asset-backed securities markets. To date, the company has successfully met all of its commercial paper obligations. Finally, the company has also experienced delays in its ability to fund mortgage loans to its lending partners.

Commenting on the Board’s decision, Larry Goldstone, the company’s president and chief operating officer, said, “After extensive deliberation, and acknowledging the severity of the situation, the Board determined that the best way to preserve shareholder value in the near term and grow it over time is to retain our cash to enhance our ability to work with our lenders and weather this tumultuous environment. We will continue to monitor the situation.”

Mr. Goldstone continued, “After careful analysis of the current value of our mortgage securities portfolio, we believe that our book value, which includes recent changes in the market value of our mortgage securities and liabilities is $14.28 per share as of August 13, 2007 versus $19.38 per share as of June 30, 2007. The majority of that book value decline has occurred over the past week, and is not a reflection of a change in the credit quality of our mortgage assets. As such, and barring substantial additional decline in the market value of mortgage-backed securities, we will continue to originate and invest in high-quality mortgage assets once we get through this environment. While this market event represents a disappointing setback for us and our shareholders, we will rebuild when the environment stabilizes.”

“Thornburg Mortgage has successfully managed through challenging market environments in the past, and we are applying our experience to preserve as much shareholder value as we can. We are exploring a variety of strategies to help preserve shareholder value, including the opportunistic sale of our mortgage assets. Despite the uncertainty of the current market environment, we believe that the future profitability of the mortgage business is likely to be far superior to what we’ve experienced over the last several years, as this environment has eliminated substantial market competition from numerous mortgage originators and investors. As evidence of our confidence in the long-term success of the company, management has purchased over 500,000 shares over the past three weeks. Nonetheless, the company remains affected by the industry-wide liquidity squeeze, and unfortunately, we cannot predict when stability and rational behavior will be restored in the mortgage markets.”

Mr. Goldstone continued, “Our credit quality is among the highest in the industry, our assets among the most liquid of any financial institution, and our client orientation is without parallel in the mortgage industry. We take great pride in the integrity with which we operate, we have developed a strong mortgage lending franchise, and we fully expect to emerge from this unprecedented environment well positioned to continue building on our strengths as a lean, nimble operating company that benefits all of our constituents.”

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Thornburg Mortgage, Inc., Santa Fe

Allison Yates, Clay Simmons, or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com